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                                                                       EXHIBIT 8

                                    CONSENT
                                      OF
                    CREDIT SUISSE FIRST BOSTON CORPORATION


Board of Directors
PLATINUM technology International, inc.
1815 South Meyers Road
Oakbrook Terrace, IL 60181

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 28, 1999, to the Board of Directors of PLATINUM technology International, inc. (the "Company") as Annex B to the Solicitation/Recommendation on Schedule 14D-9 relating to the proposed offer by Computer Associates International, Inc. to purchase all outstanding shares of common stock, par value $0.001 per share, of the Company, and to references made to our firm and such opinion in such
Schedule 14D-9. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


CREDIT SUISSE FIRST BOSTON CORPORATION



By:
   ------------------------------
Name:   Joseph T. Josephson
Title:  Managing Director



April 5, 1999